Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Gravity AI

We hereby consent to the inclusion in this Registration Statement of Gravity AI (the “Company”) on the Form F-1 of our report dated September 23, 2025 except for Notes 2, 3, 9 and 11, as to which the date is March 4, 2026 with respect to our audit of the Company’s combined financial statements as of and for the years ended December 31, 2024 and 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such prospectus.

Diamond Bar, California

March 26, 2026